UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2009

TUCSON ELECTRIC POWER COMPANY
 (Exact name of registrant as specified in its charter)

Arizona	1-5924	86-0062700
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One South Church Avenue, Suite 100 Tucson, AZ	85701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 571-4000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In 1998, Tucson Electric Power Company (“TEP”) and UniSource Energy Corporation (“UniSource Energy”) exchanged shares of stock resulting in TEP becoming a subsidiary of UniSource Energy. Since the establishment of the holding company structure, members of the board of directors of UniSource Energy have also served as members of the board of TEP.

The board of directors has determined that it is no longer necessary for the board of TEP to include the same members as the board of UniSource Energy. Accordingly, on August 28, 2009, all of the directors of the board of TEP other than Paul J. Bonavia resigned. Mr. Bonavia is the Chairman of the Board, President and Chief Executive Officer of UniSource Energy and TEP. On August 31, 2009, the following officers of UniSource Energy and TEP were appointed as directors of TEP: Michael J. DeConcini, Senior Vice President and Chief Operating Officer; Raymond S. Heyman, Senior Vice President and General Counsel; and Kevin P. Larson, Senior Vice President, Chief Financial Officer and Treasurer. Employee directors do not receive additional compensation for serving as director.

The resigning directors include Lawrence J. Aldrich, Barbara M. Baumann, Larry W. Bickle, Elizabeth T. Bilby, Harold W. Burlingame, John L. Carter, Robert A. Elliott, Daniel W.L. Fessler, Louise L. Francesconi, Warren Y. Jobe, Ramiro G. Peru, Gregory A. Pivirotto and Joaquin Ruiz. Each of these individuals, together with Mr. Bonavia, continues to serve as a director of UniSource Energy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUCSON ELECTRIC POWER COMPANY

Date: August 31, 2009

/s/ Kevin P. Larson
Kevin P. Larson
Senior Vice President and Chief Financial Officer